Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp

155 North Wacker Drive Chicago, Illinois 60606-1720 ___ TEL: (312) 407-0700 FAX: (312) 407-0411 www.skadden.com

FIRM/AFFILIATE
OFFICES

___

BOSTON

HOUSTON

LOS ANGELES

NEW YORK

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

___

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

July 22, 2021

RMR Mortgage Trust Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458

RE:	United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to RMR Mortgage Trust, a Maryland statutory trust (“Acquiring”), in connection with the Agreement and Plan of Merger, dated as of April 26, 2021 (the “Merger Agreement”), by and between Acquiring and Tremont Mortgage Trust, a Maryland real estate investment trust (“Target”), which, among other things, provides for the merger of Target with and into Acquiring (the “Merger”), with Acquiring surviving the Merger and changing its name to “Seven Hills Realty Capital Trust” and with holders of shares of common stock of Target, par value $0.01 per share (the “Target Common Stock”), receiving, in exchange for their Target Common Stock, solely shares of common stock of Acquiring, par value $0.001 per share (the “Acquiring Common Stock”) (other than cash paid in lieu of any fractional shares of Acquiring Common Stock that a holder of shares of Target Common Stock would otherwise have been entitled to receive), as described in the Registration Statement (File No. 333-256951) of Acquiring on Form S-4 filed on June 9, 2021, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the representation letters of officers of Acquiring and Target (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

RMR Mortgage Trust

July 22, 2021

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. In addition, we have assumed that Target and Acquiring will each qualify for taxation as a real estate investment trust (“REIT”) within the meaning of section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year in which the Merger occurs, and that the applicable REIT opinions required to be delivered by Sullivan & Worcester LLP with respect to Target and Acquiring, respectively, at the closing of the Merger will be delivered and will be correct.

In rendering our opinion, we have also assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Merger. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, warranties and agreements set forth in the documents referred to above, including those set forth in the Representation Letters, through the effective time of the Merger. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge, belief, intent or otherwise and that each of the representations made in the future tense by the Representation Parties in the Representation Letters will be accurate and complete at the time or times contemplated by such representation or certification. We also assume that we will deliver an opinion on the closing date of the Merger, at which time the representations in the Representation Letters will be reconfirmed.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code, and each of Target and Acquiring will be a party to that reorganization within the meaning of Section 368(b) of the Code.

RMR Mortgage Trust

July 22, 2021

Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the Merger and the Registration Statement and may not be relied upon by any other person without our prior written consent. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP